GLOBAL SOURCES LTD.

Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda

__________________

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2009
__________________

To Our Shareholders:

     NOTICE IS HEREBY given that an annual general meeting of the shareholders of Global Sources Ltd. (the “Company”) will be held on June 24, 2009 at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), at 11:00 a.m., local time, for the following purposes:

1)	To re-elect Messrs. Merle A. Hinrichs and Roderick Chalmers, members of the Board of Directors (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election;

2)	To fix the number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit;

3)	To approve the adoption of the “Global Sources Ltd. Directors Purchase Plan (updated effective as of January 1, 2009)” which would update the current Directors Purchase Plan (as of November 5, 2005) in order to: (i) provide certain terms related to the death of an eligible director under the plan; and (ii) clarify that amendments to the plan may be made applicable retroactively with the approval or consent of affected purchase rights holders or eligible directors under the plan; and

4)	To re-appoint PricewaterhouseCoopers LLP as the Company’s independent auditors until the next annual general meeting.

     The foregoing matters are described more fully in the accompanying Proxy Statement. While this Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of May 6, 2009, all shareholders of the Company of record on the date of the meeting are entitled to attend the Annual General Meeting. The Company’s audited financial statements for the year ended December 31, 2008 are included with the mailing of this Notice and Proxy Statement.

     We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important – as is the vote of every shareholder – and the Board appreciates the cooperation of shareholders in directing proxies to vote at the Annual General Meeting.

     Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

By order of the Board of Directors
Global Sources Ltd.

CHAN HOI CHING
Secretary

Dated: May 18, 2009
Hamilton, Bermuda

GLOBAL SOURCES LTD.

Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda

__________________

PROXY STATEMENT
__________________

For the Annual General Meeting of Shareholders
June 24, 2009

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Global Sources Ltd., an exempted company incorporated in Bermuda (the “Company”), for use at the annual general meeting of shareholders of the Company to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on June 24, 2009 at 11 a.m., local time, and at any adjournments or postponements thereof (the “Annual General Meeting”). Unless the context otherwise requires, references to the Company includes Global Sources Ltd. and its subsidiaries. The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy, (ii) giving a later dated proxy or (iii) attending the Annual General Meeting and voting in person. Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof.

     Proxies that do not contain voting instructions will be voted (i) FOR re-electing Messrs. Merle A. Hinrichs and Roderick Chalmers, directors retiring by rotation; (ii) FOR fixing the number of Directors that comprise the whole Board at nine (9), declaring any vacancies on the Board to be casual vacancies and authorizing the Board to fill these vacancies on the Board as and when it deems fit; (iii) FOR approving the adoption of the “Global Sources Ltd. Directors Purchase Plan (updated effective as of January 1, 2009)” and (iv) FOR re-appointing PricewaterhouseCoopers LLP as the Company’s independent auditors until the next annual general meeting. In accordance with Section 84 of the Companies Act 1981 of Bermuda (as amended), the audited financial statements of the Company for the period from January 1, 2008 to December 31, 2008, enclosed herewith, will be presented at the Annual General Meeting. These statements have been approved by the Board of the Company. There is no requirement under Bermuda law that shareholders approve such statements, and no such approval will be sought at the Annual General Meeting.

     The Board has established May 6, 2009 as the date used to determine those record holders and beneficial owners of common shares, US$.01 par value per share (the “Common Shares”), to whom notice of the Annual General Meeting will be sent (the “Record Date”). On the Record Date, there were 44,543,330 Common Shares outstanding. The holders of the Common Shares are entitled to one vote for each Common Share held. The presence, in person or by proxy, at the Annual General Meeting of at least two (2) shareholders entitled to vote representing more than 50% of the outstanding Common Shares as of the Record Date is necessary to constitute a quorum at the Annual General Meeting. All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting. Only votes for or against a proposal count. Votes that are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions from the beneficial owners of Common Shares being voted are entitled to vote on the election of directors and the re-appointment of the auditors. Brokers that do not receive instructions from the beneficial owners of the shares being voted are NOT entitled to exercise discretionary voting power with respect to the approval of the Global Sources Ltd. Directors Purchase Plan (updated effective as of January 1, 2009) or the fixing of the board size and the treatment of vacancies on the board.

     We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important – as is the vote of every shareholder – and the Board appreciates the cooperation of shareholders in directing proxies to vote at the Annual General Meeting.

     This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about May 18, 2009.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning beneficial ownership of Common Shares of the Company outstanding at April 30, 2009 by (i) each person known by the Company to be the beneficial owner of more than five percent of its outstanding Common Shares, (ii) each director (and the nominee of each director) and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of all directors and officers is: 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong.

Percentage
	Shares Beneficially		Of
Name and Address of Beneficial Owner (1)	Owned		Class (2)
Hung Lay Si Co. Ltd.	8,849,507	(3)(4)	19.9%
P.O. Box 219GT,
British American Centre
Georgetown, Cayman Islands
Merle A. Hinrichs	20,951,524	(4)	47.0%
23/F, Vita Tower
29 Wong Chuk Hang Road
Aberdeen, Hong Kong
Eddie Heng Teng Hua	*		*
J. Craig Pepples	*		*
Bill Georgiou	*		*
David Gillan	*		*
Sarah Benecke	*		*
David F. Jones	*		*
Roderick Chalmers	*		*
James Watkins	*		*
Robert Lees	*		*
All Directors, Nominees of the Directors and
Executive Officers as a Group (10 persons)	21,440,744		48.1%
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*	Indicates beneficial ownership of less than 1%.

(1)	Each shareholder has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.

(2)	Based upon 44,543,330 Common Shares outstanding of April 30, 2009.

(3)	Hung Lay Si Co. Ltd. is a company organized under the laws of the Cayman Islands. It is wholly owned by the Quan Gung 1986 Trust (the “Trust”), a trust formed under the laws of the Island of Jersey. The trustee of the Trust is Hill Street Trustees Limited, an Island of Jersey limited liability company whose shares are wholly owned by the partners of the Mourant Group, which is a firm based in the Island of Jersey that provides trust administrative services. The partners of the Mourant Group are: A. R. Binnington, D. J. Birtwistle, G. R. P. Corbin, N. C. Davies, E. C. Devenport, S. J. V. Felton, S. M. Gould, T. J. Herbert, R. A. Hickling, I. C. James, B. H. Lacey, W. Lambert, M. E. Millar, J. H. Rainer, J. A. Richomme, G. A. Rigby, J. D. Rigby, B. C. Robins, J. F. Ruane, J. P. Speck, A. J. R. Syvret, J. C. Walker, N. J. Weston, J. Hill, M. Williams, F. de Laat and J. Hernandez. Hill Street Trustees Limited is the sole beneficial owner of the Hung Lay Si Co. Ltd. shares under applicable U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Prior to November 27, 2003, the Trust (through Hung Lay Si Co. Ltd., its wholly owned subsidiary) beneficially owned approximately 61% of the Company’s Common Shares, and the Trust may be deemed to be the beneficial owner of certain of the Company’s Common Shares as of April 30, 2009 (see Note (4) below). The Trust was formed under the laws of the Island of Jersey. Counsel to the trustee has informed us that, by virtue of the terms of the Trust and the laws of the Island of Jersey, the trustee cannot make disclosure of the names of the beneficiaries or settlor of the Trust in breach of the obligations placed on it and in accordance with its duties of confidentiality. Accordingly, you may never know the identity of the beneficiaries or settlors of the Trust.

(4)

On November 27, 2003, Merle A. Hinrichs acquired 24,212,163 of our Common Shares, after adjustment to reflect the share split resulting from our bonus share distributions of one share for every ten shares held as of March 1, 2004, as of March 4, 2005, as of March 15, 2006, as of March 16, 2007, as of January 1, 2008 and as of February 27, 2009, representing approximately 54.4% of our outstanding Common Shares as of April 30, 2009, from Hung Lay Si Co. Ltd. As consideration for the purchase of the Common Shares, Mr. Hinrichs agreed to pay Hung Lay Si Co. Ltd. the purchase price of $109,337,056 payable on November 27, 2013. Mr. Hinrichs has granted to Hung Lay Si Co. Ltd. a security interest in all the said Common Shares as well as an additional 7,100,812 Common Shares (after adjustment to reflect the share split resulting from our said bonus share distributions) owned by Mr. Hinrichs, pending payment of the consideration. A copy of the purchase agreement and security agreement was filed by Mr. Hinrichs with the SEC on Schedule 13D on December 8, 2003, and jointly by the Trust and Hung Lay Si Co. Ltd. on Schedule 13D/A on the same day, and reference is made to those filings for the complete terms of the transaction. The agreements provide that in the event of cash dividends declared and paid by us, Mr. Hinrichs will pay to Hung Lay Si Co. Ltd. 50% of the dividends for any of the Common Shares purchased by Mr. Hinrichs from Hung Lay Si Co. Ltd. that remain subject to Hung Lay Si Co. Ltd.’s security interest in the shares. If Mr. Hinrichs wishes to transfer or sell any shares subject to those agreements to someone other than Hung Lay Si Co. Ltd., Hung Lay Si Co. Ltd. has a right of first refusal to offer to purchase those shares. Hung Lay Si Co. Ltd. may also be deemed, under SEC rules, to be a beneficial owner of the shares in which it has a right of first refusal and a security interest.

Pursuant to a share purchase agreement and an agreement, each dated as of October 5, 2008, as amended by a letter agreement dated as of November 11, 2008, Mr. Hinrichs (i) agreed to sell 400,000 of our Common Shares at a price of $8.00 per share to Hung Lay Si Co. Ltd. for a cash consideration of $3.2 million and (ii) agreed to transfer 5,600,000 of our Common Shares at an agreed value of $8.00 per share to Hung Lay Si Co. Ltd. as partial repayment of the consideration for the previous share purchase referred to in the foregoing paragraph. Copies of the agreements were filed by Mr. Hinrichs with the SEC on Schedule 13D/A on November 18, 2008, and jointly by the Trust and Hung Lay Si Co. Ltd. on Schedule 13D/A on the same day, and reference is made to those filings for the complete terms of the transactions. The transactions were completed in November 2008.

As a result, and after the purchase by us of 3,589,589 of our Common Shares from Mr. Hinrichs pursuant to the tender offer commenced by us on November 21, 2008, which expired on December 19, 2008, and after our bonus share distribution of one share for every ten shares held as of February 27, 2009, Mr. Hinrichs owns 20,951,524 of our Common Shares, representing approximately 47.0% of our outstanding Common Shares as of April 30, 2009.

Pursuant to the same tender offer referred to above, Hung Lay Si Co. Ltd. tendered 1,529,832 Common Shares which were accepted for payment. In addition to the 8,849,507 Common Shares owned by Hung Lay Si Co. Ltd., it may be deemed to be the beneficial owner of 20,764,421 Common Shares owned by Mr. Hinrichs as at April 30, 2009 in which it has a right of first refusal and a security interest under SEC rules and regulations. Hill Street Trustees Limited has shared dispositive power with respect to those 20,764,421 Common Shares as well, as it has the authority to vote and dispose of the shares of Hung Lay Si Co. Ltd. owned by the Trust.

PROPOSAL NO. 1
ELECTION OF DIRECTORS ELIGIBLE BY ROTATION

     Pursuant to the Company’s Bye-Laws, one-third of the directors of the Company shall retire from office each year by rotation, with those who have been longest in office retiring first. Those persons who became or were last appointed directors on the same day as those retiring shall be determined by lot or by agreement. Messrs. Hinrichs and Chalmers are retiring at this year’s Annual General Meeting. Both have been nominated to be re-elected to the Board. Management has no reason to believe that either of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not be a candidate at the time of the Annual General Meeting (a situation that is not now anticipated), proxies may be voted for a substitute nominee or nominees, as the case may be, selected by the Board.

     Unless authority is specifically withheld, proxies will be voted for the election of each of the nominees named below to serve for a three-year term expiring at the 2012 annual general meeting of shareholders and until his successor has been duly elected and has qualified. Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Annual General Meeting.

     Certain biographical information concerning the nominees is set forth below:

First Year Became
Name	a Director
Merle A. Hinrichs	2000
Roderick Chalmers	2000

     Mr. Hinrichs has been a director since April 2000 and is currently our Chairman and Chief Executive Officer. A co-founder of the business, he was the principal executive officer of our predecessor company, Trade Media Holdings Limited, a Cayman Islands corporation wholly owned by us (“Trade Media”), from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrichs was chairman of the ASM Group, which included Trade Media. Mr. Hinrichs is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrichs graduated from the University of Nebraska and the Thunderbird School of Global Management. Mr. Hinrichs is a founder and former chairman of the Society of Hong Kong Publishers. He is a member of the board of trustees of Thunderbird and is a board member of the Economic Strategy Institute. He is also an investment Promotion Ambassador with Invest Hong Kong.

     Mr. Chalmers has been a director since October 2000. He has been the Chairman of the Board of Directors of the Bank of Valletta plc, Malta since 2004. He was chairman, Asia-Pacific, of PricewaterhouseCoopers LLP (“PwC”) and a member of PwC’s Global Management Board from 1998 until his retirement in July 2000. He is a 30-year veteran with PwC’s merger partner Coopers & Lybrand with specialist experience in the securities industry. He has at various times been a non-executive director of the Hong Kong SAR Securities and Futures Commission, a member of the Takeovers and Mergers Panel, and chairman of the Working Group on Financial Disclosure. He is a director of Gasan Group Limited (Malta), Middlesea Valletta Life Assurance Co Limited (Malta), Simonds Farsons Cisk Limited (Malta) and of Middlesea Insurance plc (Malta).

     The names and certain biographical information of the directors of the Company whose terms expire at the 2010 and 2011 annual general meetings of shareholders of the Company are set forth below:

	First Year Became	Year Term
Name	a Director	Expires
Eddie Heng Teng Hua	2000	2010
Sarah Benecke	2000	2010
David F. Jones	2000	2011
Robert Lees	2007	2011
James Watkins	2005	2011

     Mr. Heng has been the Chief Financial Officer (previously entitled vice president of finance) since 1994 and has been a director since April 2000. He joined us in August 1993 as deputy to the vice president of finance. He received an MBA from Shiller International University in London in 1993, is a Singapore Certified Public Accountant, a member of the Institute of Certified Public Accountants, Singapore, and a Fellow Member of The Association of Chartered Certified Accountants in the United Kingdom. Prior to joining us, he was the regional financial controller of Hitachi Data Systems, a joint venture between Hitachi and General Motors. He is scheduled to retire as Chief Financial Officer on June 30, 2009.

     Ms. Benecke has been a director since April 2000, and, since 1993, has been a director of Trade Media. Ms. Benecke was our principal executive officer from January 1994 through August 1999. She joined us in May 1980 and served in numerous positions, including publisher from 1988 to December 1992 and chief operating officer in 1993. Since September 1999, Ms. Benecke has been a consultant to Publishers Representatives, Ltd. (Hong Kong), a subsidiary of our company. Since 2003, her consulting work has been focused on the launch, development and expansion of the “China Sourcing Fairs” in Shanghai, Hong Kong, Mumbai and Dubai. She graduated with a B.A. from the University of New South Wales, Australia.

     Mr. Jones has been a director since April 2000. Mr. Jones joined CHAMP Private Equity, a leading Australian buyout firm, in 2002 where he is currently Managing Director. He has spent the last fifteen years in the private equity industry, and was previously in management consulting, investment banking and general management. In 1999, he founded and until 2002 led the development of UBS Capital’s Australian and New Zealand business. Prior to that, he spent four years with Macquarie Direct Investment, a venture capital firm in Sydney, Australia, and one year at BancBoston Capital in Boston, Massachusetts. Mr. Jones began his career as a consultant with McKinsey & Company in Australia and New Zealand. He left McKinsey to take the role of general manager of Butterfields Cheese Factors, of the King Island Dairies group. He is a director of Centric Wealth Limited and The Beacon Foundation. He was previously Chairman of the Australian Venture Capital Association Limited and a director of various listed and unlisted companies in Australia. Mr. Jones holds a Bachelor of Engineering (First Class Hons.) from the University of Melbourne and a Master of Business Administration from Harvard Business School.

     Mr. Lees was appointed as a casual director on July 30, 2007, and was elected as a director at the Annual General Meeting on June 11, 2008. Mr. Lees is a senior executive and global expert and has nearly 30 years of experience working with decision-makers in business and government at the most senior levels across the Asia-Pacific region. He is a senior advisor to the University of Cincinnati. Mr. Lees served for many years as secretary general and then president and chief executive officer of the Pacific Basin Economic Council, the Asia-Pacific region’s oldest business organization. He serves as a director of the Japan America Society and Chinese Chamber of Commerce in Cincinnati and the Dr. Sun Yat Sen Hawaii Foundation in Honolulu. Mr. Lees holds a bachelor’s degree from the University of Cincinnati and an MBA from The Thunderbird School of Global Management. He also completed studies at the Institute of International Studies and Training in Japan.

     Mr. Watkins was appointed as a casual director on February 28, 2005, and was elected as a director at the Annual General Meeting on May 9, 2005. Mr. Watkins was a director and group general counsel of the Jardine Matheson Group in Hong Kong from 1997 until 2003. He was group legal director of Schroeders plc in 1996 to 1997 and of Trafalgar House plc from 1994 to 1996. He was previously a partner and solicitor in the London and Hong Kong offices of Linklaters from 1975 to 1994. He currently is a non-executive director of Mandarin Oriental International Ltd., Jardine Cycle & Carriage Ltd., MCL Land Ltd., Advanced Semiconductor Manufacturing Corporation Ltd. and IL&FS India Realty Fund II LLC and is a member of the audit committees of Jardine Cycle & Carriage Ltd. and MCL Land Ltd. and the chairman of the audit committee of Advanced Semiconductor Manufacturing Corporation Ltd. Mr. Watkins has a law degree from the University of Leeds (First Class Hons.).

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. HINRICHS AND CHALMERS AS DIRECTORS OF THE COMPANY.

CORPORATE GOVERNANCE

     The Company’s corporate governance practices are established and monitored by the Board. The Board regularly assesses the Company’s governance practices in light of legal requirements and governance best practices.

COMMITTEES OF THE BOARD

     The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are David Jones, Roderick Chalmers and James Watkins. The Board has determined that Mr. Chalmers is an “audit committee financial expert” under Item 401(h)(2) of Regulation S-K. None of the Audit Committee members is an “affiliate” of the Company.

     The Audit Committee’s charter, as amended, a copy of which is attached hereto as Annex A, provides that the Audit Committee shall consist of at least three members, all of whom shall, in the opinion of the Board, be “independent” in accordance with the requirements of the SEC and Nasdaq. Members of the Audit Committee shall be considered independent if (i) they have no relationship to the Company which, in the opinion of the Board, would interfere with the exercise of his or her judgment independent of the Company’s management, (ii) do not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, and (iii) are not affiliated persons of the Company or any subsidiary of the Company.

     The primary functions of the Audit Committee consist of:

1.	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

2.	Approving the selection of internal and external independent auditors annually;

3.	Reviewing all Forms 20-F, prior to their filing with the SEC; and

4.	Conducting appropriate reviews of all related party transactions for potential conflict of interest situations on an ongoing basis and approving such transactions, if appropriate.

     The Audit Committee held four meetings in the fiscal year ended December 31, 2008.

     The Company has a separately designated standing compensation committee (the “Compensation Committee”). The members of the Compensation Committee are David Jones, Roderick Chalmers, James Watkins and Robert Lees.

     The Compensation Committee’s charter, a copy of which was attached as Annex A to the Company’s Proxy Statement for the 2006 annual general meeting, filed on June 13, 2006, provides that the Compensation Committee shall consist of at least three members.

     The primary function of the Compensation Committee is to approve compensation packages for each of the Company’s executive officers.

     The Compensation Committee held one meeting in the fiscal year ended December 31, 2008.

     The Board has also established an executive committee, and Merle Hinrichs and Eddie Heng serve as members thereof. The executive committee acts for the entire Board between Board meetings.

BOARD MEETINGS

     The Board held a total of eight meetings during the fiscal year ended December 31, 2008. None of the incumbent directors attended fewer than 75% of the Board meetings held in 2008 and the total number of meetings held by all committees of the Board on which he or she served. Members of the Board are encouraged to attend all of our shareholders meetings. However, we do not have a formal policy with respect to such attendance.

MANAGEMENT

EXECUTIVE OFFICERS OF THE COMPANY

     The names, positions and certain biographical information of the executive officers of the Company who are not directors are set forth below.

Name	Position
J. Craig Pepples	Chief Operating Officer
Bill Georgiou	Chief Information Officer
David Gillan	Deputy Chief Financial Officer

     Mr. Pepples has been our Chief Operating Officer since June 1999 and is responsible for our worldwide operations, including interactive media, corporate marketing, community development, client services and human resources. Mr. Pepples joined Trade Media in October 1986 in an editorial capacity, managed Trade Media’s sales in mainland China from 1989 to 1992, and served as country manager for mainland China from 1992 to June 1999. Mr. Pepples graduated with a B.A. in Linguistics from Yale University.

     Mr. Georgiou was appointed our Chief Information Officer in January 2001. Since 1989 he has held senior management positions in IT and related business fields with major corporations in Australia, Hong Kong and Singapore. He has directed the development and implementation of major business systems and e-commerce applications (B2C, B2B), managed data center and network infrastructure, and negotiated outsourcing contracts and hardware and software acquisitions. He has also played a leading role in the commercialization of new technologies and adoption of best practices in IT management. For nearly 15 years, he has developed specialist expertise in supply chain web enablement and systems. He received his B.Ec. (Honours degree) and M.B.A. from the University of Adelaide.

     Mr. Gillan has been the Deputy Chief Financial Officer since 2008. Prior to this, he was based in Shanghai as China Managing Director and CEO for the Dennis Family Corporation Pty. Ltd., a private Australian real estate investment and development fund. From 2000 to 2003, he was Finance Director, Tax & Treasury and Director of Project Development for the Intercontinental Hotels Group – Asia Pacific. He has over 15 years of senior management experience in Asia, predominantly in China where he has held various senior finance roles with public and private firms. He began his finance career with Arthur Andersen in Canada and holds an MBA in International Management, Marketing and Finance from the University of Saskatchewan, Canada and a BBA in Finance from the University of Prince Edward Island, Canada. He is scheduled to assume the role of Chief Financial Officer after Mr. Heng’s retirement as Chief Financial Officer on June 30, 2009.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     For the year ended December 31, 2008, the Company and its subsidiaries provided its ten directors and executive officers as a group aggregate remuneration, pension contributions, allowances and other benefits of $5,712,782 including the non-cash compensation of $2,904,835 associated with the equity compensation plans. Of that amount, $55,000 was paid under a performance based, long-term discretionary bonus plan which the Company implemented in 1989 for members of its senior management. Under the plan, members of senior management may, at the discretion of the Company, receive a long-term discretionary bonus payment. The awards, which are payable in either five or ten years’ time, are paid to a member of senior management if his or her performance is satisfactory to the Company. As of the Record Date, there are no future payments to be made under the long-term discretionary bonus plan.

     In 2008, the Company and its subsidiaries incurred $28,949 in costs to provide pension, retirement or similar benefits to their respective officers and directors pursuant to the Company’s retirement plan and pension plan.

EMPLOYMENT AGREEMENTS

     We have employment agreements with Merle A. Hinrichs under which he serves as the chairman and chief executive officer of the Company. The agreements contain covenants restricting Mr. Hinrichs’ ability to compete with us during his term of employment and preventing him from disclosing any confidential information during the term of his employment agreement and for a period of three years after the termination of his employment agreement. In addition, the Company retains the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by Mr. Hinrichs in the course of his employment. Upon a change of control, if Mr. Hinrichs is placed in a position of lesser stature than that of a senior executive officer, a significant change in the nature or scope of his duties is effected, Mr. Hinrichs ceases to be a member of the Board or there is a breach of those sections of his employment agreements relating to compensation, reimbursement, title and duties or termination, each of the Company and the subsidiary shall pay Mr. Hinrichs a lump sum cash payment equal to five times the sum of his base salary prior to the change of control and the bonus paid to him in the year preceding the change of control. The agreements may be terminated by either party by giving six months’ notice.

     We have employment agreements with each of our executive officers. Each employment agreement contains a non-competition provision, preventing the employee from undertaking or becoming involved in any business activity or venture during the term of employment without notice to us and our approval. The employee must keep all of our proprietary and private information confidential during the term of employment and for a period of three years after the termination of the agreement. We can assign the employee to work for another company if the employee’s duties remain similar. In addition, we retain the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by the employee during the employee’s term of employment. Each employment agreement contains a six-months’ notice provision for termination, and does not have a set term of employment. Bonus provisions are determined on an individual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease approximately 82,099 square feet of our office facilities from our affiliated companies under cancelable and non-cancelable operating leases and incur building maintenance services fees to those affiliated companies. We incurred rental, building services expenses and reimbursement of membership fees for use of club memberships of $1,053,257 during the year ended December 31, 2008. We also receive investment consultancy services from our affiliated companies. The expenses incurred for these services during the year ended December 31, 2008 totaled $50,000.

     Our board of directors, at their meetings held on 10 and 11 November, 2008, approved the purchase by us, by tender offer, which was available for all shareholders to participate, of 6.25 million of our Common Shares, or approximately 13.4% of our total Common Shares then outstanding, at a total purchase price of $50.0 million or $8.00 per share. The tender offer commenced on November 21, 2008 and expired on December 19, 2008. Our Common Shares that were properly tendered and not properly withdrawn were greater than the number of shares that we offered to purchase. Therefore, pro-ration was necessary. The pro-ration process was concluded by December 26, 2008 and we accepted 15.97764% of the shares properly tendered and not properly withdrawn by each shareholder. We issued payment of $8.00 per share for all pro-rata shares that were properly tendered and not properly withdrawn. The repurchase was completed by December 31, 2008 and we paid a total of $50.0 million in purchase consideration to the selling shareholders. We are holding the repurchased shares as treasury shares, which are disclosed as such on our balance sheet as of December 31, 2008. Pursuant to the said tender offer, Mr. Merle A. Hinrichs, the Company’s Chief Executive Officer, and Hung Lay Si Co. Ltd., the beneficial owner of 8,849,507 Common Shares, or approximately 19.9% percent of our total outstanding Common Shares, as of April 30, 2009, tendered 3,589,589 and 1,529,832 Common Shares, respectively, which were accepted for payment.

     Our management believes these transactions are commercially reasonable in the jurisdictions where it operates.

PROPOSAL NO. 2
FIXING BOARD SIZE AND TREATMENT OF VACANCIES

     Pursuant to Bye-Law 89 of the Company’s Bye-Laws, the Company shall determine the minimum and maximum number of Directors at the Annual General Meeting of Shareholders.

CHANGE OF SIZE OF THE BOARD

     The Company’s Bye-Laws currently provide for a minimum of two (2) Directors on the Board of Directors. In October 2000, the Company’s shareholders established the maximum size of the Board at nine (9) members. In each of the last eight years, the shareholders voted to maintain the number of Directors constituting the Board at nine (9) Directors. This proposal would continue to maintain the number of Directors constituting the entire Board of the Company at nine (9) Directors.

     The Company believes that having nine (9) Directors is necessary to ensure that the Company is able to comply with the NASDAQ listing standards that a listed company is required to maintain a majority of independent directors on its Board and certain of its committees, while retaining as Directors officers and members of the Company’s management who are familiar with the Company. Since the annual general meeting in October 2000, where the shareholders agreed to permit the Board to fill casual vacancies, the shareholders have continued to give the Board the authority to appoint additional Directors without a vote of shareholders.

AUTHORIZATION OF DIRECTORS TO FILL CASUAL VACANCIES

     At the annual general meeting in October 2000, the shareholders approved a proposal to allow casual vacancies on the Board to be filled by the Board. This proposal was again approved in each of the last eight years. This proposal would allow the remaining vacant directorships to be casual vacancies and would authorize the Board to fill those vacancies as and when it deems fit.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO FIX THE NUMBER OF DIRECTORS AT NINE (9) DIRECTORS, TO DECLARE THAT ANY REMAINING VACANCIES BE CASUAL VACANCIES AND TO AUTHORIZE THE BOARD TO FILL ANY SUCH CASUAL VACANCIES.

PROPOSAL NO. 3
APPROVAL OF THE GLOBAL SOURCES LTD. DIRECTORS PURCHASE PLAN
(UPDATED EFFECTIVE AS OF JANUARY 1, 2009)

     The Board unanimously recommends that the shareholders of the Company approve the adoption of the Global Sources Ltd. Directors Purchase Plan (updated effective as of January 1, 2009), which we refer to herein as the “2009 Updated Directors Plan,” a copy which is attached hereto as Annex B (reflecting changes to the Company’s current Directors Purchase Plan (as of November 5, 2005) in the form filed with the SEC as an exhibit to the Company’s Registration Statement on Form S-8 filed on November 7, 2006).

     The 2009 Updated Directors Plan would update certain portions of the Company’s current Directors Purchase Plan (as of November 5, 2005). The 2009 Updated Directors Plan would provide that in the case of the death of an eligible director who, at the time of his or her death, had not paid the entire purchase price of previously exercised purchase rights granted under the plan, the remaining balance of such purchase price must be paid by the deceased director’s estate within six months of his or her death; otherwise, the previously exercised purchase rights would automatically expire and lapse, no Common Shares will be issued, and any deposits previously paid with respect to the exercised purchase rights would be refunded to the estate. The 2009 Updated Directors Plan would also clarify that any amendments or updates made to the plan may be made applicable retroactively to a holder of purchase rights granted thereunder or an eligible director under the plan, subject to and with the approval or consent of such person. The Board believes that equity interests are a significant factor in the Company’s ability to attract, retain and motivate directors, which is critical to the Company’s long-term success, and that the 2009 Updated Directors Plan is necessary in order to provide those persons with incentives to serve the Company.

     By a written resolution of the Board dated February 20, 2009, and with the consent of affected purchase rights holders, the current Directors Purchase Plan (as of November 5, 2005) has been suspended, pending approval of the 2009 Updated Directors Plan at the Annual General Meeting. If the 2009 Updated Directors Plan is not approved at the Annual General Meeting, the current Directors Purchase Plan (as of 5 November 2005) shall continue to be in full force and effect. The current Directors Purchase Plan is scheduled to terminate on August 4, 2010, unless it is terminated earlier by the Board.

DESCRIPTION OF THE 2009 UPDATED DIRECTORS PLAN

     The following summary of the material features of the proposed 2009 Updated Directors Plan does not purport to be complete and is qualified in its entirety by reference to the complete text thereof attached hereto as Annex B.

Administration of the 2009 Updated Directors Plan

     The 2009 Updated Directors Plan is administered by the Board, which has full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with the 2009 Updated Directors Plan as may be necessary for the administration thereof. The Board is authorized to amend, suspend or terminate the 2009 Updated Directors Plan, except that it is not authorized without shareholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of Common Shares that may be sold pursuant to purchase rights granted under the 2009 Updated Directors Plan; (ii) decrease the minimum price per Common Share at which a purchase right may be exercised pursuant to the 2009 Updated Directors Plan; (iii) increase the maximum term of the purchase rights granted under the 2009 Updated Directors Plan; or (iv) permit the granting of purchase rights to anyone other than as provided in the 2009 Updated Directors Plan. Any amendments or updates made to the plan may be made applicable retroactively to a holder of purchase rights granted thereunder or an eligible director under the plan, subject to and with the approval or consent of such person.

     Unless the 2009 Updated Directors Plan is terminated earlier by the Board, it will terminate on August 4, 2010.

Eligibility

     Each director of the Company who attended at least seventy-five percent of the Board meetings held in the previous calendar year is eligible to receive purchase right grants under the 2009 Updated Directors Plan.

Grant of Purchase Rights

     Each eligible director under the 2009 Updated Directors Plan automatically receives the grant of a purchase right to purchase up to 20,000 Common Shares on January 1 of each calendar year, to the extent that Common Shares remain available under the plan. All of the Company’s directors have agreed that no purchase rights will be granted and/or exercisable under the 2009 Updated Directors Plan during the calendar years 2009 and 2010.

Common Shares Subject to the 2009 Updated Directors Plan

     The Common Shares to be issued under the 2009 Updated Directors Plan may be either authorized but unissued shares or reacquired shares. The number of Common Shares available under the 2009 Updated Directors Plan is subject to adjustment to prevent dilution in the event of a stock split, combination of shares, stock dividend or certain other events. If a purchase right granted under the 2009 Updated Directors Plan, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, or any or all of the Common Shares purchased upon exercise are forfeited, the unpurchased or forfeited Common Shares covered by such purchase rights are available for future grants of purchase rights.

     The 2009 Updated Directors Plan authorizes the issuance of a maximum of 1,000,000 Common Shares, subject to adjustment. Since the commencement of the current Directors Purchase Plan (as of November 5, 2005) and up to the Record Date, directors have exercised purchase rights to purchase a total of 580,000 Common Shares that were granted pursuant to the current Directors Purchase Plan (as of 5 November 2005), out of which a total of 290,000 Common Shares have already been issued. Common Shares underlying all purchase rights that terminate or expire without being exercised will be available for future grants of purchase rights.

     Meanwhile, by a written resolution of the Board dated February 20, 2009, and with the consent of affected purchase rights holders, the current Directors Purchase Plan (as of November 5, 2005) has been suspended, pending approval of the 2009 Updated Directors Plan at the Annual General Meeting.

Vesting of Common Shares Following Exercise of Purchase Rights

     Purchase Rights granted under the 2009 Updated Directors Plan must be exercised by the payment of an initial deposit installment of the purchase price prior to the expiration date for such purchase rights, or at such time or times and subject to such terms and conditions as shall be determined by the Board at grant; provided, however, that in the case of an eligible director’s death or permanent disability (as defined in the 2009 Updated Directors Plan), the purchase rights held thereby become immediately exercisable, unless a longer exercise period is otherwise determined by the Board at grant. The Board may waive any installment exercise provision at any time in whole or in part based on performance and/or such other factors as the Board may determine in its sole discretion. The Common Shares to be issued upon exercise of the purchase rights granted pursuant to the 2009 Updated Directors Plan are issued on February 28th of the fourth anniversary of the year in which such purchase right was exercised. The resignation or termination of a director following his or her exercise of a purchase right granted under the 2009 Updated Director’s Plan will not cause a forfeiture of the unissued Common Shares, provided that the balance of the purchase price is paid in full on or before the due date thereof.

Exercise Price of Purchase Rights; Exercise of Purchase Rights

     The exercise price of each purchase right granted under the 2009 Updated Directors Plan is the fair market value of the Common Shares, which is defined in the 2009 Updated Directors Plan as the average closing sales price of publicly-traded Common Shares for the last five trading days of the previous calendar year as quoted on the Nasdaq Stock Market. A purchase right granted under the 2009 Updated Directors Plan may be exercised by payment of ten percent of the purchase price of the Common Shares being purchased, on or before the expiration date of the purchase right. The initial payment upon the exercise of a purchase right is not refundable under any circumstances other than in the case of a deceased director, as discussed below. The balance of the purchase price, the remaining ninety percent, must be paid in full before the expiration of the four-year holding period prior to the issuance of the Common Shares. Except in the case of a deceased director, if the remaining balance is not paid, the initial payment is to be forfeited, no Common Shares will be issued, and all rights under the purchase right lapse and expire.

Term of Purchase Rights

     Each purchase right expires on February 28 of the year in which the purchase right is granted, subject to early termination. The 2009 Updated Directors Plan provides that if an eligible director’s membership on the Board terminates for any reason other than such Eligible Director’s resignation or death, the unexercised portion of any purchase right held on the date of termination may be exercised in whole or in part at any time within thirty days after the date of such termination (but in no event after the term of the purchase right expires) and thereafter terminates.

Transferability; Death of Director

     All purchase rights granted under the 2009 Updated Directors Plan are non-transferable and non-assignable except by will or by the laws of decent and distribution or pursuant to a qualified domestic relations order and may be exercised during an eligible director’s lifetime only by such eligible director, his guardian or legal representative. In the case of the death of an eligible director who, at the time of his or her death, had not paid the entire purchase price of previously exercised purchase right, the remaining unpaid balance of such purchase price must be paid by the deceased director’s estate within six months of his or her death; otherwise, the previously exercised purchase rights would automatically expire and lapse, no Common Shares will be issued, and any deposits previously paid with respect to the exercised purchase rights would be refunded to the estate.

Registration of Shares

     On November 7, 2006, the Company filed a Registration Statement on Form S-8 under the Securities Act with the SEC, for up to 530,000 Common Shares to be issued under the Directors Purchase Plan (as of November 5, 2005).

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE GLOBAL SOURCES LTD. DIRECTORS PURCHASE PLAN (UPDATED EFFECTIVE AS OF JANUARY 1, 2009).

PROPOSAL NO. 4
APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has recommended that PricewaterhouseCoopers LLP be appointed as the independent auditors of the Company to hold office until the close of the next annual general meeting at a remuneration to be negotiated by management and approved by the Audit Committee. At the special general meeting of the shareholders held on August 22, 2008, the shareholders of the Company approved the removal of Ernst & Young LLP as the Company’s principal independent accountants, effective August 22, 2008, and the appointment of PricewaterhouseCoopers LLP to serve as its new principal independent accountant in connection with the audit of its financial statements for the financial year ended December 31, 2008 until the next annual general meeting of the Company. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual General Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has advised the Company that it does not have any direct or indirect financial interest in the Company, nor has such firm had any such interest in connection with the Company during the past fiscal year other than in its capacity as the Company’s independent auditors.

AUDIT FEES

     Ernst & Young served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007, for which audited financial statements appear in the Company’s annual report.

     PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm from August 2008.

     Audit fees billed to the Company by Ernst & Young and PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2008, for review of the Company’s annual financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years, totaled approximately $1,211,218 and $694,830, respectively.

AUDIT-RELATED FEES

     There were no audit-related fees billed to the Company by Ernst & Young or PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and 2008, respectively, for assurance and related services by Ernst & Young or PricewaterhouseCoopers LLP.

TAX FEES

     Tax fees to the Company for the fiscal year ended December 31, 2007, for tax compliance, tax advice and tax planning, totaled approximately $2,000 and consisted of review of tax returns and review of tax provision for a subsidiary. Tax fees to the Company for the fiscal year ended December 31, 2008, for tax compliance, tax advice and tax planning, totaled approximately $75,989 and consisted of review of tax returns for four subsidiaries of the Company, filing of quarterly VAT returns for a subsidiary and permissible tax consulting and tax compliance advice.

ALL OTHER FEES

     Fees billed to the Company by Ernst & Young and PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2007 and 2008, for products and services not included in the foregoing categories, totaled approximately $192,291 and $0, respectively. For the fiscal year ended December 31, 2007 such fees consisted mainly of cyber process certification for the Company’s management’s assertions on the computation of the number of community membership, provision of information technology security assessment services and review of tax status.

     The audit committee has approved 100% of the services described above under “Tax Fees” and “All Other Fees.”

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS UNTIL THE NEXT ANNUAL GENERAL MEETING.

SOLICITATION STATEMENT

     The Company shall bear all expenses in connection with the solicitation of proxies. In addition to the use of the mails, solicitations may be made by the Company’s regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company shall, upon their request, reimburse brokerage houses and persons holding Common Shares in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

OTHER MATTERS

     There is no business other than that described above to be presented for action by the shareholders at the Annual General Meeting.

SHAREHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of shareholders of the Company, shareholder proposals for such meeting must be submitted to the Company between February 24, 2010 and March 26, 2010. Shareholder proposals may only be submitted by shareholders or nominee holders that hold of record at least 1% of the Company’s Common Shares entitled to vote on such matter.

AUDITED FINANCIAL STATEMENTS

     The Company has sent, or is concurrently sending, all of its shareholders of record as of the Record Date a copy of its audited financial statements for the fiscal year ended December 31, 2008.

By Order of the Company,

CHAN HOI CHING
Secretary
Dated: May 18, 2009
Hamilton, Bermuda

ANNEX A

AUDIT COMMITTEE CHARTER (THE “CHARTER”)
FOR
GLOBAL SOURCES LTD. AND ITS SUBSIDIARIES (THE “GROUP”)

1. Mission Statement

The Audit Committee will review the financial reporting process, the system of internal control, the audit process, and the Group’s process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors of Global Sources Ltd. (the “Board of Directors”) (and assist it with its oversight responsibilities), the Group’s management (“Management”), and the external auditors. To effectively perform his or her role, each Audit Committee member will obtain an understanding of the detailed responsibilities of Audit Committee membership as well as the Group’s business, operations, and risks.

2. Composition

The Audit Committee shall be composed of a minimum of three directors, each of whom shall be, in the opinion of the Board of Directors, independent as defined by the Securities and Exchange Commission (“SEC”) and NASDAQ regulations. Each member shall be free from any relationship that would, in the Board of Directors’ opinion, interfere with the exercise of his or her judgment independent of Management. No member shall have participated in the preparation of the financial statements of the Group at any time during the past three years.

The members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall have past accounting/financial management related expertise as required by SEC and NASDAQ regulations.

No one may serve as a member of the Audit Committee if he/she or anyone in his/her immediate family is an officer or employee of the Group (or any of its affiliates) or has been an officer of employee of the Group (or any of its affiliates) in the last three years; or if he/she is an executive officer of an organization for whose audit committee any executive officer of the Group serves as a member.

If a member (or any organization in which such member is a partner, controlling shareholder or executive officer) has (or in the last three years, has had) a business relationship with the Group (including a commercial, industrial banking, consulting, legal, accounting or other relationship), the Board of Directors shall specifically determine that, in the Board of Directors’ best judgment, such business relationship does not interfere with the member’s exercise of independent judgment. In making this determination, the Board of Directors shall consider, among other things, the materiality of the relationship with the Group and to the member and, if applicable, to the organization with which the member is affiliated.

3. Organization

Subject to the approval of the Board of Directors of the Group, in seeking to fulfill the above objectives the Audit Committee shall have the following powers and duties. The Audit Committee shall:

  Be governed in accordance with the Bye-Laws of the Group;

  Appoint a Chairman of the Audit Committee (the “Chairman”);

  Authorize investigations, and hire independent counsel and accountants to assist in investigations, as it determines necessary to carry out its duties;

  Provide for funding for advisors and ordinary administrative expenses of the Audit Committee that the Audit Committee deems necessary or appropriate;

  Have the power and authority to take all other actions it deems appropriate consistent with this Charter, the Group’s Bye-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate;

  Meet with the independent accountants at least twice during each year at the call of the Chairman and at such other times that the Chairman may deem necessary or appropriate for any reason including a request of the independent accountants;

  Meet at least quarterly or more frequently as circumstances dictate in order to completely discharge its responsibilities as outlined in this charter; and

  Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

4. Roles and Responsibilities

4.1 Risk Management and Internal Control

The Audit Committee shall:

  Evaluate whether Management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

  Focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown;

  Gain an understanding of whether internal control recommendations made by the external auditors have been implemented by Management; and

  Ensure that the external auditors keep the Audit Committee informed about fraud, illegal acts, deficiencies in internal controls, and certain other matters.

4.2 Financial Reporting

4.2.1 General

The Audit Committee shall:

  Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

  Obtain an understanding of the key areas of significant business and financial risk, and

  Ask Management and external auditors about significant business and financial risks and exposures and the plans to minimize such risks.

4.2.2 Annual Financial Statements

The Audit Committee shall:

  Review the annual financial statements and determine whether they are complete and consistent with the information known to the Audit Committee, and assess whether the financial statements reflect appropriate accounting principles;

  Pay particular attention to complex and/or unusual transactions such as restructuring charges and derivative disclosures;

  Focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting and disclosure of environmental liability; litigation reserves; and other commitments and contingencies;

  Meet with Management and the external auditors to review the financial statements and the results of the audit;

  Consider Management’s handling of proposed audit adjustments identified by the external auditors;

  Review the MD&A and other sections of the annual report before its release and consider whether the information is adequate and consistent with members’ knowledge about the Group and its operations;

  Ensure that the external auditors communicate certain required matters to the Audit Committee;

  Discuss the annual audited financial statements with Management and the external auditors, and recommend to the Board of Directors the amendment or approval for issuance of the audited annual financial statements and the inclusion of such financial statements in the annual report;

  Review and discuss the quality, as well as the acceptability, of the Group’s accounting policies, including the Group’s critical accounting policies and practices and the estimates and assumptions used by Management in the preparation of the Group’s financial statements, and in connection therewith shall discuss with the external auditors all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management, the ramifications of use of such alternative treatments and the treatment preferred by the external auditors; and

  Review and discuss the adequacy and effectiveness of the Group’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the external auditors or Management.

4.2.3 Interim Financial Statements

The Audit Committee shall:

  Be briefed on how Management develops and summarizes quarterly financial information, the extent of internal audit involvement, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre- or post-issuance basis;

  Meet with Management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to review the interim financial statements and the results of the review;

  To gain insight into the fairness of the interim statements and disclosures, obtain explanations from Management and from the external auditors on whether:

  Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

  Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Group’s operations and financing practices;

  Generally accepted accounting principles have been consistently applied;

  There are any actual or proposed changes in accounting or financial reporting practices;

  There are any significant or unusual events or transactions, and that these have been appropriately disclosed;

  The Group’s financial and operating controls are functioning effectively;

  The Group has complied with the terms of loan agreements, covenants, restrictions or security indentures and all regulatory restrictions and requirements;

  The interim financial statements contain adequate and appropriate disclosures; and

  Ensure that the external auditors communicate matters to the Audit Committee that are required to be communicated pursuant to SEC or NASDAQ regulations.

4.3 Compliance with Laws and Regulations

The Audit Committee shall:

  Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of Management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;

  Periodically obtain updates from Management, general counsel, and tax director regarding compliance;

  Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

  Review the findings of any examinations by regulatory agencies such as the SEC.

4.4 Compliance with Code of Conduct

The Audit Committee shall:

  Ensure that a code of conduct is formalized in writing;

  Evaluate whether Management is setting the appropriate tone at the top by communicating the importance of the code of conduct and the guidelines for acceptable business practices;

  Review the program for monitoring compliance with the code of conduct;

  Periodically obtain updates from Management and general counsel regarding compliance;

  Establish and ensure the maintenance of procedures for the receipt, retention, and treatment of complaints received by the Group regarding the Group’s accounting, internal accounting controls or auditing matters and for the confidential, anonymous submissions by employees of the Group of concerns relating to questionable accounting or auditing matters; and

  Establish criteria for immediate reporting of certain complaints to the Audit Committee and obtaining periodic reports about other complaints received.

4.5 Oversight of Management and Internal Audit

The Audit Committee shall:

  Review the activities and the effectiveness of Management in establishing and maintaining adequate internal controls for financial reporting, and considering from time to time the appropriateness or otherwise of establishing an Internal Audit function.

4.6 External Audit

The Audit Committee shall:

  As the representatives of the Board of Directors of the Group and the shareholders, have the sole authority regarding, and be directly responsible for (a) the selection of the independent auditing firm for the shareholders of the Group to appoint or re-appoint, in accordance with and so long as required by Bermuda law, (b) review the performance of the external auditors; and (c) the compensation, oversight and termination of, as well as funding for, the external auditors for the purpose of preparing or issuing an audit report as related work, or any non-audit work, subject, if applicable, to shareholder ratification;

  Prior to the initial engagement of the external auditors, and at least annually thereafter, request a formal written statement from the external auditors delineating all relationships between the external auditors and their affiliates, on the one hand, and the Group and persons in financial reporting oversight roles at the Group, on the other hand, including fees paid by the Group to the external auditors, in accordance with SEC and NASDAQ regulations, that, as of the date of the communication, may reasonably be thought to bear on independence;

  Prior to the initial engagement of the external auditors, and at least annually thereafter, discuss with the external auditors the potential effects of any such relationships on the independence of the external auditors;

  At least annually, request that the external auditors affirm, in writing, that, as of the date of the communication, the external auditors are independent;

  Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the auditors’ assertion of their independence in accordance with professional standards, and take appropriate action in response to the external auditors’ report to satisfy itself of the external auditors’ independence;

  Review the external auditors’ proposed audit scope and approach;

  Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;

  Resolve disagreements between Management and the external auditors regarding financial reporting; and

  Have the external auditors report directly to the Audit Committee.

4.7 Conflicts of Interest

The Audit Committee shall:

  Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and approve such transactions, if appropriate.

4.8 Other Responsibilities

The Audit Committee shall:

  Meet with the external auditors and Management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately;

  Review, with the Group’s counsel, any legal matters that could have a significant impact on the Group’s financial statements;

  Review the policies and procedures in effect for considering officers’ expenses and perquisites;

  If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

  Perform other oversight functions as requested by the full Board of Directors;

  Pre-approve all audit and non-audit services to be provided to the Group by the external auditors; and

  Review and reassess the adequacy of this Charter on an annual basis and update it as conditions dictate.

4.9 Reporting Responsibilities

The Audit Committee shall:

  Regularly update the Board of Directors about Audit Committee activities and make appropriate recommendations.

4.10 Miscellaneous

  The Audit Committee may form and delegate authority to subcommittees or to one or more of its members when appropriate;

  A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Audit Committee. The Chairman will preside at each meeting and, in consultation with the other members of the Audit Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting; and

  The Audit Committee shall maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board of Directors.

ANNEX B

GLOBAL SOURCES LTD.
DIRECTORS PURCHASE PLAN

~~(as of 5 November 2005)~~

(updated effective as of January 1, 2009)

ARTICLE I

PURPOSE

The purpose of the Directors Purchase Plan (the “Plan”) is to secure for Global Sources Ltd. and its stockholders the benefits arising from stock ownership by its Directors. The Plan will provide a means whereby such Directors may purchase common shares, One United States Cent (US$0.01) par value, of Global Sources Ltd. pursuant to purchase rights granted in accordance with the Plan.

ARTICLE II

DEFINITIONS

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1	“Balance of the Purchase Price” shall have the meaning ascribed thereto in Section 6.5 hereof.

2.2	“Board” shall mean the Board of Directors of Global Sources Ltd.

2.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4	“Company” shall mean Global Sources Ltd. and any of its Subsidiaries.

2.5	“Deceased Director” shall mean a deceased Eligible Director who, prior to his or her death, had previously exercised his or her Purchase Right(s) in respect of which payment of the Balance of the Purchase Price is not yet due and has not yet been made as at the time of his or her death.

2.~~5~~6	“Deposit” shall have the meaning ascribed thereto in Section 6.5 hereof.

2.~~6~~7	“Director” shall mean any person who is a member of the Board of Directors of the Company.

2.~~7~~8	“Eligible Director” shall be any Director of the Company who has attended at least seventy-five per cent (75%) of the Board meetings held in the previous calendar year.

2.~~8~~9	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10	“Executor” shall mean a person recognized by the Board as the duly authorized representative of an estate of a deceased Director.

2.~~9~~11	“Exercise Price” shall mean the price per Share at which a Purchase Right may be exercised, being the Fair Market Value of the Shares as determined in accordance with Section ~~2.11~~2.13 hereof.

2.~~10~~12	“Expiration Date” in relation to a Purchase Right shall mean February 28 of the same year in which such Purchase Right is granted.

2.~~11~~13	“Fair Market Value” shall mean the average closing sales price for the last five (5) trading days of the previous calendar year of publicly-traded Shares as quoted on the national securities exchange on which Shares are listed (if the Shares are so listed) or on the Nasdaq Stock Market System (if the Shares are regularly quoted on the Nasdaq Stock Market System), or, if not so listed or regularly quoted, the average of the high bid and low asked price for the last five (5) trading days of the previous calendar year of publicly-traded Shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Board.

2.~~12~~14	“Grant Date” shall mean January 1 of each calendar year.

2.~~13~~15	“Nasdaq” shall mean the Nasdaq National Stock Market.

2.~~14~~16	“Permanent Disability” shall mean the condition of an Eligible Director who is unable to participate as a member of the Board by reason of any medically determined physical or mental impairment that can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

2.~~15~~17	“Purchase Price” shall be the Exercise Price multiplied by the number of whole Shares with respect to which a Purchase Right may be exercised.

2.~~16~~18	“Purchase Right” shall mean a right to purchase Shares granted pursuant to the Plan.

2.~~17~~19	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.~~18~~20	“Shares” shall mean the common shares, One United States Cent (US$0.01) par value per share, of the Company.

2.~~19~~ 2.21	“Subsidiaries” shall have the meaning provided in Section 425(f) of the Code.

ARTICLE III

ADMINISTRATION

3.1	General. The Plan shall be administered by the Board in accordance with the express provisions of the Plan.

3.2

Powers of the Board. The Board shall have full and complete authority to adopt such rules and regulations and to make all other determinations not inconsistent with the Plan as may be necessary for the administration of the Plan.

ARTICLE IV

SHARES SUBJECT TO PLAN

Subject to adjustment in accordance with Article IX, an aggregate of one million (1,000,000) Shares is reserved for issuance under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or reacquired Shares. If a Purchase Right, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, or any or all of the Common Shares purchased upon exercise are forfeited, the unpurchased or forfeited Shares covered by such Purchase Right shall be available for future grants of Purchase Rights.

ARTICLE V

GRANTS

5.1

Grants of Purchase Rights. On each Grant Date, to the extent that Shares remain available for the grant of Purchase Rights under the Plan, each Eligible Director on such date shall automatically receive the grant of a Purchase Right to purchase twenty thousand (20,000) Shares.

5.2	Adjustment of Grants. The number of Shares set forth in Section 5.1, to which Purchase Rights shall be granted shall be subject to adjustment as provided in Section 9.1 hereof.

5.3

Compliance With Rule 16b-3. If the Company is then subject to the requirements of Section 16 of the Exchange Act, the terms for the grant of Purchase Rights to an Eligible Director may only be changed if permitted under Rule 16b-3 under the Exchange Act and, accordingly, the formula for the grant of Purchase Rights may not be changed or otherwise modified more than once in any six (6) month period, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

ARTICLE VI

TERMS OF PURCHASE RIGHT

Each Purchase Right shall be deemed to be automatically granted to an Eligible Director on the Grant Date, without the need for any notification to the Eligible Director or for the execution of any written agreement (whether for the purposes of documenting, evidencing, effecting or perfecting the grant of the Purchase Right or otherwise).

6.1	Term. The term of each Purchase Right shall expire on the Expiration Date, subject to earlier termination in accordance with Articles VI and X.

6.2

Restriction on Exercise. The Purchase Right must be exercised prior to the Expiration Date, or at such time or times and subject to such terms and conditions as shall be determined by the Board at or prior to grant; provided, however, that in the case of the Eligible Director’s death or Permanent Disability, the Purchase Rights held by him or her shall become immediately exercisable, unless a longer exercise period is otherwise determined by the Board at or prior to grant. Any Purchase Right that has not been exercised by the Expiration Date shall be forfeited. The Board may waive any installment exercise provision at any time in whole or in part based on performance and/or such other factors as the Board may determine in its sole discretion; provided, however, that no Purchase Right shall be exercisable pursuant to such waiver until the requisite approval of the waiver by the Company’s shareholders shall have been obtained.

6.3	Exercise Price. The Exercise Price for each Share subject to a Purchase Right shall be the Fair Market Value of the Shares as determined in accordance with Section ~~2.11~~2.13 hereof.

6.4

Issuance of Shares. All of the Shares to be issued pursuant to the exercise of a Purchase Right shall be issued only at the end of four (4) years after February 28 of the year in which such Purchase Right is exercised or in accordance with Section 6.6 hereof in the case of a Deceased Director. (By way of illustration, if a Purchase Right is exercised on or before February 28, 2006, then all of the Shares to be issued pursuant to such exercise shall be issued only on February 28, 2010.) The resignation of a Director following his or her exercise of a Purchase Right shall not cause a forfeiture of the unissued Shares, provided that the Balance of the Purchase Price is paid in full on or before the due date thereof (as set out in Section 6.5 hereof).

6.5

Manner of Exercise and Payment. A Purchase Right shall be exercised by payment of ten per cent (10%) of the total Purchase Price of the Shares being purchased (“Deposit”), on or before the Expiration Date. The Deposit shall be not be refundable under any circumstances whatsoever, except in accordance with Section 6.6 hereof in the case of a Deceased Director. The balance of ninety per cent (90%) of the total Purchase Price of the Shares being purchased (“Balance of the Purchase Price”) shall be paid in full on or before the expiration of the holding period for the Shares (as determined in accordance with Section 6.4 hereof or in accordance with Section 6.6 hereof in the case of a Deceased Director), failing which the Deposit shall be forfeited, any and all rights under the Purchase Right and to the issuance of the Shares shall automatically lapse and expire, and the Shares shall not be issued. An Eligible Director may exercise a Purchase Right with respect to all or less than all of the Shares for which the Purchase Right may then be exercised, but an Eligible Director must exercise the Purchase Right in full Shares.

6.6

Death of an Eligible Director. Notwithstanding anything which may be to the contrary herein, in the case of a Deceased Director, the Executor for the estate of such Deceased Director shall pay the Balance of the Purchase Price in full within six (6) months of the death of such Deceased Director; otherwise, any and all rights under the Purchase Right(s) previously exercised by such Deceased Director and to the issuance of the Shares shall automatically lapse and expire, and the Shares shall not be issued, but the Deposit(s) previously paid shall be refunded to the estate of such Deceased Director or as otherwise directed by his or her Executor. If and provided the Balance of the Purchase Price is paid as aforesaid, the Shares being purchased shall then be issued to the estate of such Deceased Director or as otherwise directed by his or her Executor.

6.~~6~~7

Payment Method. The Purchase Price of Shares purchased pursuant to a Purchase Right or portion thereof, shall be paid in United States Dollars, in cash, or by check, bank draft or money order payable to the Company, or by wire or telegraphic transfer.

6.~~7~~8

Transferability. No Purchase Right shall be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. A Purchase Right shall be exercisable during the Eligible Director’s lifetime only by the Eligible Director, his or her guardian or legal representative.

6.~~8~~9

Termination of Membership on the Board. If an Eligible Director’s membership on the Board terminates for any reason other than such Eligible Director’s resignation or death, the unexercised portion of any Purchase Right held on the date of termination may be exercised in whole or in part at any time within thirty (30) days after the date of such termination (but in no event after the term of the Purchase Right expires) and shall thereafter terminate. Any Shares issued pursuant to previously-exercised Purchase Rights or upon exercise of Purchase Rights following termination as a Director shall be issued according to Section 6.4.

ARTICLE VII

GOVERNMENT AND OTHER REGULATIONS

7.1

Delivery of Shares. The obligation of the Company to issue or transfer and deliver Shares for exercised Purchase Rights under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect.

7.2

Holding of Shares After Exercise of Purchase Right. By exercising a Purchase Right, the Eligible Director shall be deemed to have represented and agreed, for him or her, and for his or her permitted transferees hereunder, that none of the Shares purchased upon exercise of the Purchase Right shall be acquired with a view to any sale, transfer or distribution of the Shares in violation of the Securities Act, and the person exercising a Purchase Right shall, if and upon being requested by the Company, furnish evidence satisfactory to the Company to that effect, and/or a written agreement or undertaking to indemnify the Company in the event of any violation of the Securities Act by such person.

Notwithstanding the foregoing, the Company in its sole discretion may register under the Securities Act the Shares issuable upon exercise of the Purchase Rights under the Plan.

ARTICLE VIII

WITHHOLDING TAX

The Company may, in its discretion, require an Eligible Director to pay to the Company, at the time of exercise of a Purchase Right and/or payment of the Balance of the Purchase Price, an amount that the Company deems necessary to satisfy its obligations to withhold federal, state or local income or other taxes (which for purposes of this Article includes an Eligible Director’s FICA obligation, if applicable) incurred by reason of such exercise.

When the exercise of a Purchase Right and/or the payment of the Balance of the Purchase Price does not give rise to the obligation to withhold U.S. federal income taxes on the date of such exercise and/or payment, the Company may, in its discretion, require an Eligible Director to place Shares purchased under the Purchase Right in escrow for the benefit of the Company until such time as U.S. federal income tax withholding is required on amounts included in the Eligible Director’s gross income as a result of the exercise of a Purchase Right and/or the payment of the Balance of the Purchase Price. At such time, the Company, in its discretion, may require an Eligible Director to pay to the Company an amount that the Company deems necessary to satisfy its obligation to withhold federal, state or local taxes incurred by reason of the exercise of the Purchase Right and/or the payment of the Balance of the Purchase Price, in which case the Shares shall be released from escrow upon such payment by an Eligible Director (but shall continue to be subject to the issuance requirements of Section 6.4 hereof).

ARTICLE IX

ADJUSTMENTS

9.1

Proportionate Adjustments. If the outstanding Shares are increased, decreased, changed into or exchanged into a different number or kind of Shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, bonus issue, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made to the maximum number and kind of Shares (a) as to which Purchase Rights already granted under the Plan, but not yet exercised, may be exercised; or (b) which are to be issued pursuant to a Purchase Right already granted and exercised under the Plan. Notwithstanding the foregoing, there shall be no adjustment for the issuance of Shares on conversion of notes, preferred stock or exercise of warrants or Shares issued by the Board for such consideration as the Board deems appropriate.

9.2

Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or more than eighty per cent (80%) of the then outstanding Shares of the Company to one (1) or more previous business entities, the Company shall give to each Eligible Director at the time of adoption of the plan for liquidation, dissolution, merger or sale either:-

(a)	a reasonable time thereafter within which to exercise the Purchase Right prior to the effective date of such liquidation or dissolution, merger or sale; or

(b)

the right to exercise the Purchase Right as to an equivalent number of Shares of equity securities of the business entity succeeding the Company or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

ARTICLE X

AMENDMENT OR TERMINATION OF PLAN

10.1

Amendments. The Board may at any time amend or revise the terms of the Plan, provided no such amendment or revision shall, unless appropriate approval of such amendment or revision by the Company’s shareholders is obtained:

	(a)	materially increase the maximum number of Shares which may be sold pursuant to Purchase Rights granted under the Plan, except as permitted under the provisions of Article IX;

	(b)	decrease the minimum Exercise Price set forth in Article VI;

	(c)	extend the term of Purchase Rights provided for in Article VI or decrease the holding period of any Shares to be issued pursuant to the exercise of a Purchase Right; or

	(d)	permit the granting of Purchase Rights to anyone other than an Eligible Director.

For the avoidance of doubt, any amendments or updates made to this Plan may be made applicable retroactively to a holder of Purchase Rights or an Eligible Director (or his or her guardian, legal representative or estate, as the case may be), subject to and with the approval or consent of such person (or his or her guardian, legal representative or Executor, as the case may be).

10.2

Termination. The Board at any time may suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate on the tenth (10th) anniversary of its first adoption by the Board (i.e. on August 4, 2010). Termination of the Plan shall not affect Purchase Rights previously granted and/or exercised thereunder. No Purchase Right may be granted under the Plan while the Plan is suspended or after it is terminated.

10.3

Consent of Holder. No amendment, suspension or termination of the Plan shall, without the approval or consent of ~~the~~a holder of Purchase Rights~~,~~ or an Eligible Director (or his or her guardian, legal representative or Executor, as the case may be), adversely alter or impair any rights or obligations under any Purchase Right theretofore granted under the Plan. For the avoidance of doubt, any amendments or updates made to this Plan may be made applicable retroactively to a holder of Purchase Rights or an Eligible Director (or his or her guardian, legal representative or estate, as the case may be), subject to and with the approval or consent of such person (or his or her guardian, legal representative or Executor, as the case may be).

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1

Privilege of Stock Ownership. No Eligible Director entitled to exercise any Purchase Right granted under the Plan shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable upon exercise of a Purchase Right until he or she is entered as a shareholder in the Company’s register of shareholders.

11.2	Plan Expenses. Any expenses incurred in the administration of the Plan shall be borne by the Company.

11.3	Use of Proceeds. Payments received from an Eligible Director pursuant to the exercise of Purchase Rights shall be used for general corporate purposes of the Company.

11.4

Governing Law. The Plan has been adopted under the laws of Bermuda. The Plan and all Purchase Rights which may be granted hereunder and all matters related thereto, shall be governed by and construed and enforceable in accordance with the laws of Bermuda as it then exists.

ARTICLE XII

SHAREHOLDER APPROVAL

If any amendment of or revision to the Plan is subject to the approval of the Company’s shareholders, such approval shall be obtained at a duly held meeting of the Company’s shareholders, by the affirmative vote of holders of a majority of the Shares of the Company represented in person or by proxy and entitled to vote at the meeting. No Purchase Right based on such amendment or revision shall be granted or exercised, or shall be valid if granted or exercised based on such amendment or revision, if the approval of the Company’s shareholders for such amendment or revision is required but is not obtained as aforesaid; provided however that, for the avoidance of doubt, nothing herein shall (or shall be deemed to) prohibit or invalidate any Purchase Right or any grant or exercise of any Purchase Right, if such Purchase Right and the grant and exercise thereof would nevertheless have been permitted and valid under the Plan in the absence of such amendment or revision.

GLOBAL SOURCES LTD.
MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 4.
1. To re-elect two members of the Board of Directors (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election.
	For	Withhold		For	Withhold
01 - Merle A. Hinrichs			02 - Roderick Chalmers

		For	Against	Abstain

2.	To fix the number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.

4.	To re-appoint PricewaterhouseCoopers LLP as the Company’s independent auditors until the next annual general meeting.

		For	Against	Abstain

3.	To approve the adoption of the “Global Sources Ltd. Directors Purchase Plan (updated effective as of January 1, 2009)”.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.
Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - GLOBAL SOURCES LTD.
Proxy for Annual General Meeting of Shareholders - June 24, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., a Bermuda corporation, does hereby constitute and appoint Merle A. Hinrichs, Sim Shih Lieh Adrian and Chan Hoi Ching and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of Global Sources Ltd. which the undersigned would be entitled to vote if personally present at the 2009 Annual General Meeting of Shareholders of Global Sources Ltd. to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on Wednesday, June 24, 2009 at 11:00 a.m., local time, or at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated May 18, 2009, and a copy of the Company’s audited financial statements for the fiscal year ended December 31, 2008.

PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

(To Be Dated And Signed On Reverse Side)